VALLEY FORGE CAPITAL HOLDINGS TOTAL
RETURN FUND, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 21, 1997

TO THE STOCKHOLDERS
VALLEY FORGE CAPITAL HOLDINGS
TOTAL RETURN FUNDS, INC.

Notice is hereby given that an annual meeting of stockholders of Valley Forge Capital Holdings Total Return Fund, Inc. will be held on November 21, 1997 at 9:00 a.m., local time, at the offices of Rupay-Barrington Financial Group, Inc., 1000 Ballpark Way, Suite 302, Arlington, Texas 76011 for the following purposes:

1. To elect a Board of four Directors to serve until the next annual meeting or until their successors shall have been elected and qualified.

2.  To approve a change of the name of the Fund to Rupay-
Barrington Total Return Funds, Inc.

3. To ratify the action of the Board of Directors in selecting Tait, Weller & Baker as auditors to examine the books and financial statements of Valley Forge Capital
Holdings Total Return Fund, Inc. for the period commencing January 1, 1997 and ending December 31, 1997.

4. To transact such other business as may properly be brought before the meeting.

Stockholders of record at the close of business on October 15, 1997 will be entitled to vote at the meeting. We hope that you will attend the meeting, but if you cannot do so, please fill in and sign the enclosed proxy, and return it in the accompanying envelope as promptly as possible. Any stockholder attending can vote in person even though a proxy has already been returned.

In order to save your Fund the additional expense of further solicitation, please be kind enough to complete and return your proxy card today.

Fritz Bensler
President
October 21, 1997